EXHIBIT B

CONSULTING SERVICES AGREEMENT

        THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made and entered into by and between Coast to Coast Equity Group, a Florida corporation (“Consultant”), with its principal place of business at 9040 Town Center Parkway, Bradenton, Florida 34202; and Yangling Daiying Biological Engineering Co., Ltd., a Shaanxi corporation with its principle place of business at 13 floor of apartment A, Jiezuo Plaza, FengYe New City, Xi’an Hi-tech Development Zone, P.R.China6 710075 , now temporarily to be known as China Biotech & Pharmaceutical Corp., (China Biotech and Consultant being hereinafter collectively referred to as the “Parties” and generically as a “Party”).

PREAMBLE:

        WHEREAS, Consultant is in the business of providing services to public companies pertaining to dissemination of information to their shareholders and the investment community, as required by the Exchange Act, for purposes of improving such public companies’ capital-raising abilities and in order to provide liquidity in the trading of their securities, and assisting in locating equity or debt funding; and

        WHEREAS, China Biotech desires to develop a program for dissemination of information pursuant to its obligations under the Exchange Act in compliance with the restrictions on dissemination of material inside information contained in proposed Regulation FD, current Sections 20 and 21A of the Exchange Act, and in compliance with the requirements of Section 17(b) of the Securities Act, and deems it to be in its best interest to retain Consultant to render to China Biotech such services as may be needed; and

        WHEREAS, China Biotech requires assistance in improving and expanding its relationship with the various members and components of the investment community for purposes of facilitating its capital-raising abilities and providing liquidity in the trading of its securities; and

        WHEREAS, Consultant is ready, willing and able to render such services to China Biotech as hereinafter described on the terms and conditions more fully set forth below:

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

WITNESSETH:

Consulting Services.

A.	1. China Biotech hereby retains Consultant as an independent contractor to China Biotech, and Consultant hereby accepts and agrees to such retention.

2. Consultant will render to China Biotech the following services as an independent services consultant.

3. Consultant will assist China Biotech to:

a.	Disseminate information pursuant to its obligations under the Exchange Act in compliance with the restrictions on dissemination of material inside information in compliance with the requirements of Section 17(b) of the Securities Act of 1933, as amended (the “Securities Act”); and

b.	Arrange and/or locate potential sources of equity or debt capital from business contacts in the investor relations and shareholder information arena gained from Consultant’s general business activities. Consultant is not in the business of seeking capital for companies nor is Consultant engaged in the distribution of securities or in the business of effectuating securities transactions.

4. Consultant will:

a.	Provide liaison services to China Biotech with respect to China Biotech’s relationships with unaffiliated third parties;

b.	Help to organize and disseminate corporate information to potential investors as part of its investor relations services;

c.	China Biotech has full and complete authority during the term of this Agreement to appoint a legal counsel in connection with the preparation, completion and filing of all corporate and securities documents on behalf of China Biotech. China Biotech shall bear all costs in this regard which belong to the expenditures of the new entity after reorganization and going public. This shall include the authority to Edgarize and oversee all SEC filings;

5. Consultant shall reach the aim of this Agreement as to complete all application formalities for China Biotech’s(public company)going public in US and commitment of $4 million funding for China Biotech.

6. Consultant will not directly or through intermediaries, perform any activities that would constitute violations of federal or applicable state securities or other laws either on behalf of China Biotech or Consultant.

B.	1. It is acknowledged and agreed by China Biotech that Consultant carries no professional licenses and is not rendering legal advice, performing accounting services or acting as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws.

2. It is further acknowledged and agreed by China Biotech that the services to be provided to China Biotech hereunder are presently not contemplated to be rendered in connection with the offer and sale of securities in a capital-raising transaction, such as would require registration as a broker or dealer in securities under applicable state or federal securities laws.

3. The services of Consultant will not be exclusive to China Biotech nor will Consultant be the sole consultant company appointed by China Biotech. But Consultant shall guarantee the above service to be exercised and fulfilled on schedule.

Independent Contractor.

A.	1. Consultant agrees to perform its consulting duties hereto as an “independent contractor” as that term is defined under the Internal Revenue Code.

2. Nothing contained herein will be considered as creating an employer-employee relationship between the Parties to this Agreement.

B.	The Parties acknowledge and agree that Consultant shall guarantee to conduct its operations and provide its services in a professional manner in accordance with good industry practice and applicable laws, using its best efforts and guarantee the consultant work to be completed on schedule.

Time, Place and Manner of Performance.

A.	Consultant will be available for advice and counsel to the officers and directors of China Biotech at such reasonable and convenient times and places as may be necessary or agreed upon.

B.	Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by Consultant to any specific service, will be put into schedule by Consultant and exercised upon consent from China Biotech.

Term of Agreement.

A.	This Agreement is for an initial term of six (6) months from date of full execution. The Parties can discuss the renewal of the Agreement at due time on the basic consideration of whether the consulting services are adaptable for the development of China Biotech. China Biotech is free to choose other cooperating companies after expiration of the Agreement.

B.	This Agreement may be terminated prior to the end of its initial term by China Biotech & Pharmaceutical Corp. for cause, after providing Consultant with specific written notice of the basis for such cause, which, except as otherwise required by applicable law, shall be limited to:

a.	Any willful breach of duty by Consultant;

b.	Any material breach by Consultant of its obligations under this Agreement; or

c.	The Consultant fails to fulfill the consulting obligations within the agreed time.

Compensation and Expenses.

Consultant shall be entitled to the following compensation:

A.	One million four hundred thousand (1,400,000) shares of common stock for the benefit of Consultant or its assigns to be held in escrow by Anslow & Jaclin LLP until completion of funding of four million USD ($4,000,000.00) within four (4) months of the effective date of the registration statement on an appropriate form filed with the Securities and Exchange Commission. Consultant shall not participate directly or indirectly in the distribution of securities but instead will only introduce China Biotech to potential debt or equity funding sources.

B.	One million USD ($1,000,000.00) or any part not more than USD ($1,000,000.00) thereof exceeding the $4,000,000.00 funding to be allocated for use by Consultant for performing business related services on behalf of China Biotech such as promotions and investor relations.

C.	A service fee of 1.5% payable in a lump sum payment of the loan amount exceeding $4,000,000.00 in the event Consultant provides a source of debt financing.

D.	Three million (3,000,000) shares of China Biotech’s common stock, also contingent upon the $4,000,000.00 funding set forth above and issued in accordance with the specific terms and condition of Warrant Agreements to be entered into simultaneously with this Agreement as outlined in the Reorganization Agreement between Sun City Industries, Inc., a Delaware corporation, and Yangling Daiyling Biological Engineering, Co., Ltd. The warrant agreements are attached hereto as Exhibits A – D.

E.	Consultant shall be entitled to the compensation set forth above including the 1,400,000 shares, options set forth in the Reorganization agreement and warrant agreement, and the compensation stipulated in the term of Compensation and Expenses (B) and (C) of this Agreement in the event consultant locates or arranges said financing either through equity or debt. China Biotech shall cooperate with consultant and if required shall provide as collateral for said financing its assets and or stock including but not limited to its building or property. If a loan commitment is obtained with current rates and terms the company is obligated to take it but if refused by China Biotech, the shares and warrants will be considered earned.

Duties and Obligations of China Biotech

A.	China Biotech will furnish to Consultant such current information and data as necessary for Consultant to understand and base its advice to China Biotech, and will provide such current information on a regular basis, including at a minimum:

1. Financial Information: Current balance sheet, income statement, cash flow analysis and sales projections; officers and directors resumes or curriculum vitae; and,

2. Shareholder Information: Shareholder(s) list; debenture or preferred stock or option or warrant agreements which may affect the number of shares to be issued or outstanding, provided that Consultant may not sell, transfer or use any of such information for any purpose other than performance of its obligations under this Agreement.

B.	China Biotech will furnish Consultant with full and complete copies of all filings with all federal and states securities agencies, with full and complete copies of all shareholder reports and communications whether or not prepared with assistance of Consultant; with all data and information supplied to any analyst, broker/dealer, market-maker, or any other member of the financial community, including specifically most recently filed Form 10-KSB, Form 15c2(11) or offering documents pursuant to the Securities Act.

C.	During the term of this Agreement, China Biotech will notify Consultant of any private or public offering of its securities, including those registered with the Commission on Forms S-8 or Regulations S or A, at least one day prior to the time they are filed, in order to permit Consultant to terminate any activities that would violate China Biotech’s obligations under the Securities Act to refrain from public information related activities during any so called “quiet periods.”

D.	China Biotech will be responsible for advising Consultant of any information or facts which would affect the accuracy of any prior data and information furnished to Consultant.

Confidentiality.

A.	Consultant recognizes and acknowledges that it has and will have access to certain confidential information and trade secrets of China Biotech and its affiliates that is the valuable, special and unique assets and property of China Biotech and such affiliates.

B.	Consultant will not, during the term of this Agreement or thereafter, disclose, without the prior written consent or authorization of China Biotech, any of such information to any person, for any reason or purpose whatsoever.

C.	In this regard, Consultant agrees that authorization or consent to disclose by China Biotech may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protection order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

Conflict of Interest.

A.	Subject to its obligation to maintain the confidentiality of China Biotech’s confidential or proprietary information, Consultant will be free to perform services for other persons.

B.	1. Consultant will notify China Biotech in writing of its intent to perform services for any other person when doing so is reasonably possible to conflict with its obligations under the Agreement.

2. Upon receiving such notice, China Biotech may terminate this Agreement or consent to Consultant’s outside consulting activities.

Disclaimer of Responsibility for Acts of Other Party.

A.	1. The obligations of Consultant described in this Agreement consist of the furnishing of information and advice to China Biotech in the form of services together with commitment of $4 million funding and completion of all application formalities for the reorganized new entity’s going public in US.

2. In no event will Consultant be required by this Agreement to represent or make management decisions for China Biotech.

3. All final decisions with respect to acts and omissions of China Biotech or any affiliates and subsidiaries, will be those of China Biotech or such affiliates and subsidiaries, and Coast to Cost will under no circumstances be liable for any expense incurred or loss suffered by China Biotech as a consequence of such acts or omissions.

B.	China Biotech will not be responsible for policing the actions of Consultant or its agents or employees, whether or not related to the services provided under this Agreement but instead, is relying on the directives in this Agreement that all actions undertaken by Consultant or its agents or employees on behalf of China Biotech, whether under this Agreement or otherwise, will be in full compliance with all applicable laws and their implementing rules and regulations, as well as in compliance with the legally recognized rights of third Parties, whether pursuant to specific codes, statutes or common law; consequently, China Biotech shall not be responsible to anyone for any expense incurred or loss suffered by them as a consequence of any acts or omissions by Consultant or its agents or employees.

Indemnification.

A.	China Biotech will protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by China Biotech; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by China Biotech herein; or (c) gross negligence or willful misconduct by China Biotech.

B.	Consultant will protect, defend, indemnify and hold harmless China Biotech and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Consultant; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by Consultant herein or (c) gross negligence or willful misconduct by Consultant.

Notices.

Any notices required or permitted to be given under this Agreement will be sufficient if in writing and delivered or sent by:

A.	1. Registered or Certified Mail to the principal office of the other Party, postage prepaid with return receipt requested deposited in a proper receptacle of the United States Postal Service or its successors.

2. Said notice will be addressed to the intended recipient.

3. A written notice sent in conformity with this provision will be deemed delivered as of the date shown “delivered” on the return receipt; or,

B.	1. Transmitted by prepaid telegram or by telephone facsimile transmission if receipt is acknowledged by the addressee; or

2. Notice so transmitted by telegram or facsimile transmission will also be effective if receipt of transmission is acknowledged by an appropriate machine or written confirmation, and such notice will be deemed effective on the next business day after transmission; or,

C.	Notice given in any other manner will be effective only if and when proven to have been received by the addressee.

D.	For purposes of notice, the address of each Party will be the address first set forth above; provided, however, that each Party will have the right to change its respective address for notices hereunder to another location by giving ten (10) days advance written notice to the other Party in the manner set forth above.

Miscellaneous Provisions.

A.	Any waiver by either Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any subsequent breach by any Party.

B.	This Agreement and the rights and obligations of Consultant hereunder may not be assigned without the written consent of China Biotech.

C.	It is the intention of the Parties that:

1. This Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with the laws of the State of Delaware, other than those pertaining to conflict of law.

2. In any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Delaware, other than those pertaining to conflict of law, will be applicable and will govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

D.	All agreements and covenants contained herein are severable and in the event any of them will be held to be invalid by any competent court, the Agreement will be interpreted as if such invalid agreements or covenants were not contained herein and the court will be, and is hereby authorized by the Parties, to craft such alternative legally enforceable provision in place of the one deemed unenforceable as will most closely reflect the inferred intent of the Parties.

E.	This Agreement constitutes and embodies the entire understanding and agreement of the Parties and supersedes and replaces all prior understanding, agreements and negotiations between the Parties.

F.	1. Any waiver, alteration, or modification of any of the provisions of this Agreement will be valid only if made in writing and signed by the Parties.

2. Each Party hereto, may waive any of its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereof.

G.	Any controversy between the Parties involving any dispute or claim by, through or under, or the construction or application of any terms, covenants, or conditions of, this Agreement will, to the extent permitted by law, be held in the State of Delaware, and all of the Parties executing this Agreement consent to the jurisdiction of such courts and shall not commence any action relating to this Agreement in any other jurisdiction.

H.	1. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

2. a. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party hereto will constitute a valid and binding execution and delivery of this Agreement by such Party.

b.	Such facsimile copies will constitute enforceable original documents.

3. Notwithstanding the foregoing, because China Biotech will file a copy of this Agreement with the Commission as an exhibit under Item 601 of Commission Regulation SB, the Parties will subsequently prepare a copy thereof bearing all of their manual signatures, on which the one filed electronically with the Commission will be based.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

China Biotech & Pharmaceutical Corp.

By: /s/ WenXia Guo
         WenXia Guo, Chief Executive Officer

Date: May 7, 2004

         Coast to Coast Equity Group, Inc.

By: /s/ Charles J. Scimeca
         Charles J. Scimeca, President

Date: May 14, 2004